CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-62051) of our report dated February 15, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to the Shareholders of Investment Quality Bond Fund, Diversified Stock Fund, and Small Company Opportunity Fund (three portfolios constituting Victory Variable Insurance Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" and "Independent Accountants" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
April 27, 2000